Exhibit 99.01

Press Release
www.shire.com

Director/PDMR Share Dealings

April 3, 2012 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company (the “Company”) announces that it was notified on April 2, 2012 that on March 30, 2012 the Ordinary Shares (“Shares”) and American Depository Shares (“ADSs”) in the Company set out below had been awarded under the Shire Executive Annual Incentive Plan (“EAIP”) to Persons Discharging Managerial Responsibility (“PDMRs”). The Shares and ADSs were acquired on March 30, 2012, at prices of £21.11 per Share and $97.3685 per ADS, respectively.

	Type of Security	No of Shares/ADSs purchased
Angus Russell (Chief Executive Officer)	ADSs	2,907
Graham Hetherington (Chief Financial Officer)	Shares	4,552
Michael Cola	ADSs	1,205
Barbara Deptula	ADSs	846
Sylvie Gregoire	ADSs	1,410
Tatjana May	Shares	2,660
Kevin Rakin	ADSs	442

The awards will not normally be released to participants for three years.  One ADS is equal to three Shares.

In addition, the Company was notified on April 2, 2012 of the release, on the same day, of the following Shares and ADSs awarded in 2009 under the EAIP.

	Type of Security	No of Shares/ADSs released	No of Shares/ADSs sold to satisfy tax liabilities
Angus Russell (Chief Executive Officer)	Shares	37,814	12,264
Graham Hetherington (Chief Financial Officer)	Shares	9,007	4,659
Michael Cola	ADSs	6,374	2,447
Barbara Deptula	ADSs	4,902	2,029
Sylvie Gregoire	ADSs	5,631	2,236
Tatjana May	Shares	14,010	7,246

On April 2, 2012 sufficient Shares and ADSs were sold to satisfy tax liabilities as set out above.  The Shares were sold at a price of £20.14 per Share and the ADSs were sold at an average price of $97.8240 per ADS.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations
Eric Rojas	erojas@shire.com	+1 781 482 0999
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder, human genetic therapies, gastrointestinal diseases and regenerative medicine as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.